Exhibit 99.1
Tilly’s, Inc. Announces Fiscal 2018 First Quarter Results
Comp Store Sales Increase 0.1%; Diluted EPS of $0.04 Exceeds Outlook

Irvine, CA – May 30, 2018 – Tilly’s, Inc. (NYSE: TLYS) today announced financial results for the first quarter of fiscal 2018 ended May 5, 2018.

“Tillys continues to drive increased store traffic, positive store comps, and improved profitability," commented Ed Thomas, President and Chief Executive Officer. "Although corrective efforts continue, we believe we have addressed the most significant technical issues related to our e-com business and results are beginning to improve. E-com sales remain inconsistent, but we are off to a good start to the second quarter with positive comps both in stores and online thus far."

First Quarter Results Overview
The following comparisons refer to operating results for the first quarter of fiscal 2018 versus the first quarter of fiscal 2017 ended April 29, 2017:

•	Total net sales were $123.6 million, an increase of 2.2%, from $120.9 million last year, primarily due to the calendar shift impact of last year's 53rd week in the retail calendar.

•
Comparable store sales, which includes e-commerce sales, increased 0.1% in total. Comparable store sales in physical stores were up 1.2%. E-commerce sales were down 7.2% for the quarter, yet improved incrementally in each month of the quarter. Comparable store sales increased 0.6% in the first quarter last year.

•
Gross profit was $35.0 million, an increase of 6.3% from $32.9 million last year. Gross margin, or gross profit as a percentage of net sales, increased to 28.3% from 27.2% last year. This 110 basis point increase in gross margin was attributable to a 120 basis point reduction in buying, distribution and occupancy costs as a result of distribution savings and occupancy reductions. Product margins declined 10 basis points as a result of lower initial markups.

•
Selling, general and administrative expenses ("SG&A") were $33.6 million, or 27.2% of net sales, compared to $33.2 million, or 27.5% of net sales, last year. This 30 basis point decrease in SG&A was primarily driven by corporate payroll savings and disciplined store payroll management, despite minimum wage increases in certain markets. The $0.4 million increase in SG&A was primarily due to costs associated with new order management, website and point-of-sale systems.

•
Operating income was $1.3 million, or 1.1% of net sales, compared to an operating loss of $(0.3) million, or (0.3)% of net sales, last year. This 140 basis point increase in our operating margin was primarily attributable to reduced distribution and occupancy costs, and improved leverage of SG&A on higher total sales, as explained above.

•
Income tax expense was $0.5 million, or 28.6% of pre-tax income, compared to $0.1 million last year. Income tax expense includes certain discrete items associated with employee stock-based award activity in both periods.

•	Net income was $1.2 million, or $0.04 per diluted share, compared to a net loss of $(0.2) million, or $(0.01) per share, last year.

Balance Sheet and Liquidity
As of May 5, 2018, the Company had $105.0 million of cash and marketable securities and no debt outstanding under its revolving credit facility. This compares to $105.6 million of cash and marketable securities and no debt outstanding under its revolving credit facility as of April 29, 2017. The Company paid special cash dividends to its stockholders of approximately $29.1 million and $20.1 million in the aggregate during February of 2018 and 2017, respectively.

Fiscal 2018 Second Quarter Outlook
As a result of the calendar shift impact of last year's 53rd week in the retail calendar, the Company expects its second quarter total net sales to range from $153 million to $157 million based on an assumed increase in comparable stores sales of one to four percent. This calendar shift results in an increase of approximately $12.3 million in last year's comparable sales base and approximately $0.10 of diluted earnings per share for second quarter comparability. This is due to the first several days of August, which are in the back-to-school season, shifting into the second quarter this year versus being in the third quarter last year. We expect that this same calendar shift will have an opposite impact on the third quarter, with a net reduction of approximately $13.9 million in last year's comparable store sales base and approximately $0.12 of diluted earnings per share for third quarter comparability. The Company expects second quarter operating income to range from $9.5 million to $11.0 million, and earnings per diluted share to range from $0.24 to $0.28. This outlook assumes an anticipated effective tax rate of approximately 27% and weighted average shares of approximately 29.5 million.

Conference Call Information
A conference call to discuss these financial results is scheduled for today, May 30, 2018, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until June 13, 2018, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13679539. Please note participants must enter the conference identification number in order to access the replay.

About Tillys
Tillys is a leading specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of iconic global, emerging, and proprietary brands rooted in an active and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 222 total stores, including three RSQ pop-up stores, across 31 states and its website, www.tillys.com.

Forward-Looking Statements
Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store sales, future operating income, future net income, future earnings per share, future gross, operating or product margins, anticipated tax rate, future inventory levels, and market share and our business and strategy, including but not limited to expected store openings and closings, expansion of brands and exclusive relationships, development and growth of our e-commerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	May 5, 2018	February 3, 2018	April 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$41,190	$53,202	$52,813
Marketable securities	63,799	82,750	52,833
Receivables	4,955	4,352	4,737
Merchandise inventories	56,837	53,216	55,437
Prepaid expenses and other current assets	9,266	9,534	8,513
Total current assets	176,047	203,054	174,333
Property and equipment, net	80,542	83,321	87,823
Other assets	3,277	3,736	6,207
Total assets	$259,866	$290,111	$268,363
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,504	$21,615	$22,842
Accrued expenses	23,713	22,731	21,404
Deferred revenue	7,622	10,879	9,114
Accrued compensation and benefits	6,614	6,119	4,728
Dividends payable	—	29,067	—
Current portion of deferred rent	5,322	5,220	5,834
Current portion of capital lease obligation	—	—	612
Total current liabilities	62,775	95,631	64,534
Long-term portion of deferred rent	30,857	31,340	34,356
Other	2,476	2,715	—
Total liabilities	96,108	129,686	98,890
Stockholders’ equity:
Common stock (Class A), $0.001 par value; 100,000 shares authorized; 15,197, 14,927 and 13,678 shares issued and outstanding, respectively	15	15	14
Common stock (Class B), $0.001 par value; 35,000 shares authorized; 13,948, 14,188 and 15,109 shares issued and outstanding, respectively	14	14	15
Preferred stock, $0.001 par value; 10,000 shares authorized; no shares issued or outstanding	—	—	—
Additional paid-in capital	144,550	143,984	138,797
Retained earnings	19,068	16,398	30,604
Accumulated other comprehensive income	111	14	43
Total stockholders’ equity	163,758	160,425	169,473
Total liabilities and stockholders’ equity	$259,866	$290,111	$268,363

Tilly’s, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	May 5, 2018	April 29, 2017
Net sales	$123,634	$120,947
Cost of goods sold (includes buying, distribution, and occupancy costs)	88,657	88,042
Gross profit	34,977	32,905
Selling, general and administrative expenses	33,646	33,234
Operating income (loss)	1,331	(329)
Other income, net	383	238
Income (loss) before income taxes	1,714	(91)
Income tax expense	491	70
Net income (loss)	$1,223	$(161)
Basic income (loss) per share of Class A and Class B common stock	$0.04	$(0.01)
Diluted income (loss) per share of Class A and Class B common stock	$0.04	$(0.01)
Weighted average basic shares outstanding	29,080	28,705
Weighted average diluted shares outstanding	29,438	28,705

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended
	May 5, 2018	April 29, 2017
Cash flows from operating activities
Net income (loss)	$1,223	$(161)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	5,815	5,829
Stock-based compensation expense	580	577
Impairment of assets	145	—
Loss on disposal of assets	—	4
Gain on sales and maturities of marketable securities	(265)	(152)
Deferred income taxes	(87)	(141)
Changes in operating assets and liabilities:
Receivables	(603)	(748)
Merchandise inventories	(3,811)	(7,669)
Prepaid expenses and other assets	246	1,049
Accounts payable	(1,710)	5,143
Accrued expenses	107	(3,807)
Accrued compensation and benefits	495	(2,531)
Deferred rent	(381)	(1,343)
Deferred revenue	(1,084)	(1,089)
Net cash provided by (used in) operating activities	670	(5,039)
Cash flows from investing activities
Purchase of property and equipment	(2,946)	(2,983)
Purchases of marketable securities	(21,052)	(29,818)
Proceeds from marketable securities	40,397	32,022
Net cash provided by (used in) investing activities	16,399	(779)
Cash flows from financing activities
Dividends paid	(29,067)	(20,080)
Proceeds from exercise of stock options	85	29
Taxes paid in lieu of shares issued for stock-based compensation	(99)	(89)
Payment of capital lease obligation	—	(223)
Net cash used in financing activities	(29,081)	(20,363)
Change in cash and cash equivalents	(12,012)	(26,181)
Cash and cash equivalents, beginning of period	53,202	78,994
Cash and cash equivalents, end of period	$41,190	$52,813

Tilly's, Inc.
Store Count and Square Footage

	Stores Open at Beginning of Quarter	Stores Opened During Quarter	Stores Closed During Quarter	Stores Open at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2017 Q1	223	—	1	222	1,697
2017 Q2	222	—	1	221	1,690
2017 Q3	221	—	1	220	1,681
2017 Q4	220	2	3	219	1,668
2018 Q1	219	4	1	222	1,675

Investor Relations Contact:
Michael Henry, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com